EMAIL: SFeldman@olshanlaw.com DIRECT DIAL: 212.451.2234

June 24, 2014

VIA EMAIL AND EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Sandra B. Hunter, Esq., Staff Attorney
Division of Corporation Finance

Re:	Property Management Corporation of America Registration Statement on Form S-1 (No. 333-196503)

Ladies and Gentlemen:

On behalf of Property Management Corporation of America (PMCA), we enclose PMCA’s request for acceleration of the above-referenced Registration Statement to 9:30 a.m., Eastern time, on Thursday, June 26, 2014, or as soon as possible thereafter, and acknowledgement of the statements contained in the Commission’s letters to PMCA.

Please advise the undersigned of the effectiveness of the Registration Statement.

Very truly yours,

/s/ Spencer G. Feldman

Spencer G. Feldman

cc:	Mr. Michael T. Brigante Chief Financial Officer

PROPERTY MANAGEMENT CORPORATION OF AMERICA
4174 Old Stockyard Road, Suite F
Marshall, Virginia 20115

June 24, 2014

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Sandra B. Hunter, Esq., Staff Attorney
Division of Corporation Finance

Re:	Property Management Corporation of America Registration Statement on Form S-1 (No. 333-196503)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Property Management Corporation of America (PMCA) hereby requests that the effectiveness of the above-referenced Registration Statement be accelerated so that it will become effective at 9:30 a.m., Eastern time, on Thursday, June 26, 2014, or as soon as possible thereafter.

In connection with PMCA’s request for acceleration of the effective date of the Registration Statement, PMCA acknowledges:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve PMCA from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	PMCA may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

PROPERTY MANAGEMENT CORPORATION OF AMERICA

By:	/s/ Michael T. Brigante
Michael T. Brigante
Chief Financial Officer